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                                                                    Exhibit 12.1





                                 Six Flags, Inc.

Computation of Ratio of Earnings to Fixed Charges For each of the Years in the 5-Year Period Ended December 31,2001


                                                              YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------------------
                                               1997         1998          1999          2000          2001
                                            --------     --------     --------      --------      --------
                                                                  (in thousands)
EARNINGS:

Income (loss) before extraordinary loss       14,099       35,628       (19,230)      (51,959)     (49,573)
Income tax expense (benefit)                   9,615       40,716        24,460         5,622       (7,195)
Interest expense                              17,775      149,820       193,965       232,336      230,033
Equity in loss (income) or partnerships           59      (24,054)      (26,180)      (11,833)     (21,512)
Distributions received from equity
    investees                                     --       19,931        17,656        33,531       26,973
Minority interest in earnings                     --          960           100            --           --
1/3 of rental expense                            743        2,639         3,500         3,091        3,817
                                            --------     --------     --------      --------      --------
Adjusted earnings                             42,291      225,640       194,271       210,788      182,543
                                            ========     ========      ========      ========      ========

FIXED CHARGES

Interest expense                              17,775      149,820       193,965       232,336      230,033
1/3 of rental expense                            743        2,639         3,500         3,091        3,817
                                            --------     --------     --------      --------      --------
Total fixed charges                           18,518      152,459       197,465       235,427      233,850
                                            ========     ========      ========      ========     ========

Ratio of earnings to fixed charges               2.3          1.5           1.0           0.9          0.8


Deficiency                                                                3,194        24,639       51,307
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